                                                                 Exhibit 10.21

                CONFIDENTIALITY AND NONCOMPETITION AGREEMENT


     This Confidentiality Agreement and Noncompetition Agreement is made and entered into this _____ day of __________, by and between C. H. Robinson Worldwide, Inc. and _______________, an individual and resident of the State of Minnesota (hereinafter referred to as "Employee" or "I").

                                       I.
                                    RECITALS
                                    --------

     A. I have been employed by the Company in a significant executive capacity and I wish to continue such employment.

     B. I have previously entered into a Management-Employee Agreement dated __________, in which I agreed to retain the confidentiality of the Company's confidential information and not to compete with the Company during and subsequent to my employment.

     C. The Company has had in place for a number of years a book value stock purchase program pursuant to which certain employees of the Company have had the opportunity to purchase shares of the Company's common stock ("common stock") at book value from departing employees, subject to a restriction that upon termination of employment the employee would sell such common stock at book value. All outstanding common stock is presently subject to repurchase by the Company or its designee at book value. Stock purchased through this program is referred to as "book value stock." Approximately 700 employees of the Company own book value stock. Through the Company's book value stock purchase program, I have had the opportunity to purchase, and have made substantial purchases of, common stock at book value. On the date hereof, I (or accounts or trusts for the benefit of me, my spouse or my family) hold __________ shares of book value stock.

     D. The Company has had in place for a number of years programs pursuant to which certain employees of the Company were awarded common stock subject to certain forfeiture provisions ("restricted stock"). Approximately 80 employees of the Company own restricted stock. Through the Company's restricted stock programs, in particular the Central Office Management Incentive Program, I have received awards of significant amounts of restricted stock. Under this program I automatically forfeit all rights to such restricted stock or to certain repurchase payments if I were to compete with the Company. On the date hereof, I hold __________ shares of restricted stock.

     E. The Company is planning an initial public offering in which restrictions on restricted stock held by employees and former employees of the
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Company would lapse, and such stock would be offered to the public.  In connection with the offering, restrictions on the book value stock would also lapse. It is anticipated that the initial public offering price for the restricted stock will be approximately four times book value, and it is hoped that the trading price of the common stock will trade at an even greater multiple to book value in the future. Accordingly, the public offering will provide a great financial benefit to employees of the Company holding restricted stock and book value stock.

     F. The Company is willing to proceed with the public offering only if all executive officers of the Company enter into an agreement by which a portion of the book value stock retained by them is subjected to restrictions similar to those imposed on the restricted stock held by them. I acknowledge that the purchasers of stock in the initial public offering will rely on the existence of these restrictions in making their purchase of stock and that the public offering will have a substantial economic benefits to me and to other employees of the Company. I am willing to subject __________ shares of my book value stock to such a restriction.

     G. The lapse of restrictions on my restricted stock, the lapse of restrictions on my book value stock (other than those imposed by this Agreement), the benefit to all employees of the Company of the public offering, the reliance by purchasers of the stock in the public offering on this Agreement and my continued employment are adequate and sufficient consideration for this Agreement.

                                      II.
                                  DEFINITIONS
                                  -----------

     A.  "Confidential information" shall mean:

         1. All information, written or oral, not generally known, or proprietary to the Company, about the Company's transportation, logistics, contracting brokerage, marketing, accounting, merchandising, and information gathering techniques and methods, and all accumulated data, listings, or similar recorded matter used or useful in produce and transportation operations, including, but not limited to the insurance and carrier information file, business forms, and marketing aids.

         2. All information disclosed to me, or to which I have access during the period of my employment, for which there is any reasonable basis to be believed is, or which appears to be treated by the Company as Confidential Information.

     B. "Competing business" shall mean any person, business, firm, undertaking, company or organization of any kind other than the Company, which:

         1. Is engaged in, or is about to become engaged in, the produce or transportation industries or engaged in the produce distribution or transportation contracting business; or

         2. Regardless of the nature of its business, either competes directly or indirectly with Company in the purchase, sale and distribution of produce and/or in contracting, arranging, providing, procuring, furnishing or soliciting transportation services; or

         3. Has employed or potentially could employ the Company's services in produce distribution or transportation contracting matters.

     C. "Customer" shall mean any person, business, firm, undertaking, company or organization of any kind engaged in the produce or transportation industries as a shipper, receiver or carrier.

                                      III.
                        NATURE OF EMPLOYEE'S ACTIVITIES
                        -------------------------------

     A. I am aware and acknowledge that the Company has developed a special competence in the produce and transportation industry and has accumulated confidential and/or proprietary information, not generally known to others, more and better information about growers, shippers, truckers, trucking equipment, customers, purchasing agents and similar matters which are of unique value in the conduct and growth of the Company's business. This Confidential Information has enabled the Company to conduct its business with unusual success and thus afforded unusual employment opportunities to its employees.

     B. In the course of my employment, I have been and wish to continue to be employed in a position or positions with the Company in which I may receive or contribute to Confidential Information as defined above. It is my desire to continue progressing in the Company in sales and/or management capacities and I recognize that my optimum progression and specialization cannot take place unless Confidential Information is entrusted to me.

     C. I acknowledge that in the course of carrying out, performing and fulfilling my responsibilities to the Company, I have access to and have been entrusted with Confidential Information and I recognize that disclosure of such Confidential Information to the competitors of the Company or to the general public would be highly detrimental to the Company. I further acknowledge that in the course of performing obligations to the Company, I will be a representative of the Company to many of the Company's customers and in some instances practically the Company's sole and exclusive contact with the customer and as such will be significantly responsible for maintaining or enhancing the business and/or good will of the Company with such customers.


                                      IV.
                 AGREEMENT TO MAINTAIN CONFIDENTIAL INFORMATION
                 ----------------------------------------------

     A. Except as may be required in the performance of my employment duties with the Company I will not, during or after the term of my employment, disclose Confidential Information to any other person or entity or use confidential information for my own benefit or for the benefit of another, unless the Company expressly directs me to do so.

     B. Upon termination of my employment with the Company, I will deliver within 24 hours to the Company, all Company property, including but not limited to originals and copies of drawings, specifications, reports, client, supplier, customer and carrier lists, financial information, computer hard drive or diskettes, computer software, and all other material in my possession or control, regardless of its form.

                                       V.
                            NONCOMPETITION AGREEMENT
                            ------------------------

     A. During my employment with the Company, I will devote my full time and energies to furthering the Company's business and I will not pursue any other business activity without the Company's prior written consent.

     B. I will not, during the term of my employment and for a period of two years following the termination of my employment, whether voluntary or involuntary, directly or indirectly solicit, sell or render services to or with any customer or prospective customer of the Company with whom I have had contact or on whose account I have worked, at any time during my employment with the Company on my own behalf or for the benefit of any competing entity.

     C. I will not, during the term of my employment and for a period of two years following the termination of my employment, whether voluntary or involuntary, directly or indirectly solicit any of the Company's employees or independent contractors for the purpose of hiring them or inducing them to leave their employment with the Company.

     D. I will not during the term of my employment and for a period of two years following the termination of my employment whether voluntary or involuntary, directly or indirectly solicit, cause, or attempt to cause any customer of the Company to divert, terminate, limit or in any manner modify or fail to enter into any actual or potential business relationship with the Company.

                                      VI.
                                    REMEDIES
                                    --------

     A. If I violate any terms of this Agreement, I agree that the Company shall be entitled to liquidated damages in the amount of __________ shares of common stock (the "Restricted Stock"). Accordingly, I agree that the Restricted Stock will continue to be in uncertificated form on the books of the Company, that such Restricted Stock will be part of a segregated account, that any advice by the Company with respect to such Restricted Stock (or any certificate representing the Restricted Stock) shall contain an appropriate legend of the liquidated damages provision contained herein and that the Company is authorized and directed upon any violation of any term of this Agreement to transfer the Restricted Stock into its own name on the books of the Company.

     B. In addition to, and not to the exclusion of liquidated damages, if I violate any term of this Agreement, I agree that the Company shall be entitled to injunctive relief and/or any other remedy allowed by law or equity and collect from me reasonable attorneys' fees and costs incurred in bringing any action against me or otherwise enforcing the terms of this Agreement.

                                      VII.
                                    GENERAL
                                    -------

     A. I understand that this Agreement constitutes the entire agreement between the Company and me regarding confidentiality and noncompetition and that it supersedes all prior agreements, if any, relating to this subject matter. This Agreement may be amended or altered only by written agreement between the Company and me.

     B. I understand that this Agreement and the rights and obligations thereunder shall not be assignable in whole or in part by either party without the prior written consent of the other party.

     C. I understand that to the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deleted from the Agreement and the validity and enforceability of the remainder of such a provision of this Agreement shall remain unaffected.

     D. I understand that this Agreement is not intended nor does it alter the at will nature of the employment relationship otherwise enjoyed by the Company and me.

     E. I understand that this Agreement shall be interpreted according to the laws of the State of Minnesota.


                                             _________________________
                                             Employee


Subscribed and sworn to before me
this _____ day of __________, 1997.



_________________________
Notary Public


                                             C. H. ROBINSON WORLDWIDE, INC.



                                             By  _____________________

                                             Its  _____________________


Subscribed and sworn to before me
this _____ day of __________, 1997.



_________________________
Notary Public